Exhibit 99.1
Kaleido Biosciences Reports Third Quarter 2019 Financial Results and Provides Corporate Update

–Executing Pipeline Towards Key Clinical Data Readouts in Q4 2019 and 2020
–Focusing Resources on Pipeline Programs and Extending Cash Runway

LEXINGTON, Mass., October 30, 2019 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to leveraging the microbiome organ to treat disease and improve human health, today announced financial results for the third quarter ended September 30, 2019, and provided a corporate update.

“Over the last two years we have invested in building our platform, including expanding our library of more than 1,500 MMTs and manufacturing capabilities. We have made important progress across the business, and today we have four ongoing clinical studies with three MMTs in three different patient populations, and presented encouraging data from a fifth study at the SSIEM meeting last month. We are also leveraging collaborations to advance our understanding of the potential of our MMTs in promising areas of health and disease where the microbiome is implicated, such as immuno-oncology,” said Alison Lawton, President and Chief Executive Officer of Kaleido. “We are focusing our resources on our current pipeline, executing against key clinical milestones while optimizing our operational efficiencies to extend our cash runway. We anticipate results from our studies of KB174, including in patients with cirrhosis, during Q4 2019, and next year from our KB109 multi-drug resistant pathogens program and Phase 2 trial of KB195 in patients with urea cycle disorders.”

Corporate Update and Anticipated Milestones

•Dosing is underway in the Phase 2 trial (UNLOCKED) designed to evaluate KB195 in 18-24 patients with urea cycle disorders (UCD). Kaleido, in consultation with study investigators who are leaders in the clinical management of UCD patients, has elected to adjust the primary endpoint for this study in a rare orphan disease population to a within-patient responder analysis of the proportion of patients with ³15 percent decrease in fasting plasma ammonia. The original primary endpoint, 24-hour area under the curve plasma ammonia, will be measured as a secondary endpoint. The Phase 2 trial was initiated approximately 24 months after conducting the first ex vivo screening, and data are expected in mid-2020.

•Results from two clinical studies for Kaleido’s hepatic encephalopathy program evaluating KB174 in patients with well-compensated cirrhosis and in healthy volunteers are expected during Q4 2019.

•Enrollment continues in the clinical study (VITORA) assessing KB109 in patients colonized with multi-drug resistant pathogens, and data are anticipated in mid-2020.

•Kaleido is undertaking measures to focus resources on its pipeline programs, enhance operational efficiencies and extend its cash by approximately a quarter with runway into Q4 2020. This includes decreasing manufacturing and other external costs as well as reducing headcount by approximately 25 percent.

Recent Highlights

•Entered into a research collaboration with Jeffrey Gordon, M.D., Director of the Edison Family Center for Genome Sciences and Systems Biology at Washington University School of Medicine, to explore the influence of MMTs on microbial and host physiology and metabolism.

•Announced a collaboration with Gustave Roussy, the largest cancer treatment center in Europe, to identify and characterize MMT candidates with the potential to improve cancer immunotherapy efficacy; the research program is aimed at increasing the number of patients who respond to inhibitors of immune checkpoints by changing their microbiome composition and metabolic output.

•Presented data at the annual Society for the Study of Inborn Errors of Metabolism Symposium (SSIEM) from a clinical study of KB195 in patients with UCD which demonstrated safety and tolerability and potential for effect on nitrogen metabolism, a biomarker of ammonia production.

•Presented at IDWeek 2019™ ex vivo data showing that KB109 reduced the relative abundance of multi-drug resistant pathogens in microbiome samples from two different populations at high risk for infection, patients in the intensive care unit who had received broad-spectrum antibiotics and patients with end-stage liver disease.

•Presented ex vivo and in vivo data demonstrating the ability of MMTs to reduce toxic side effects of chemotherapy through multiple mechanisms at the Keystone Symposia on the Microbiome: Therapeutic Implications.

Third Quarter 2019 Financial Results

For the third quarter ended September 30, 2019, Kaleido reported a net loss of $22.0 million, or $0.74 per common share, compared to $17.4 million, or $3.38 per common share for the third quarter ended September 30, 2018.

In the third quarter of 2019, Kaleido invested $16.2 million in research and development (R&D) related to advancing its product pipeline, as compared to $10.2 million in the third quarter of 2018. This year-over-year increase was driven primarily by incremental R&D spending for KB195, including the Company’s Phase 2 clinical trial and external manufacturing. Additional incremental spend year-over-year related to ongoing clinical studies, including two clinical studies for Kaleido’s hepatic encephalopathy program evaluating KB174, and the VITORA clinical study of KB109 in multi-drug resistant pathogens.

General and administrative (G&A) expenses were $5.9 million during the third quarter of 2019, as compared to $7.1 million for the third quarter of 2018. This year-over-year decrease was driven primarily by lower stock-based compensation costs related to G&A.

Included in net loss was non-cash stock-based compensation expenses of $2.9 million for the third quarter of 2019, as compared to $3.8 million in the third quarter of 2018.

As of September 30, 2019, the Company reported cash and cash equivalents of $81.3 million.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome organ’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its human-centric discovery and development platform to study MMTs in microbiome samples in an ex vivo setting, followed by advancing MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to leveraging the microbiome organ to treat disease and improve human health. The Company has built a human-centric proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the organ’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of our clinical studies and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Quarterly Report on Form 10-Q, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Kaleido Biosciences, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations (unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$16,188	$10,168	$50,145	$26,854
General and administrative	5,930	7,144	17,544	13,024
Total operating expenses	22,118	17,312	67,689	39,878
Loss from Operations	(22,118)	(17,312)	(67,689)	(39,878)
Other (expense) income	157	(94)	870	(636)
Net loss	$(21,961)	$(17,406)	$(66,819)	$(40,514)
Net loss per share attributable to common shareholders—basic and diluted	$(0.74)	$(3.38)	$(2.76)	$(8.22)
Weighted-average common shares outstanding used in net loss per share attributable to common shareholders—basic and diluted	29,856,233	5,146,301	24,224,359	4,931,183

Kaleido Biosciences, Inc. and Subsidaries
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	September 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$81,272	$76,086
Other assets	9,940	9,239
Total assets	$91,212	$85,325
Liabilities and stockholders' (deficit) equity
Liabilities	$25,172	$28,343
Preferred stock	$—	153,226
Stockholders' (deficit) equity	66,040	(96,244)
Total liabilities and stockholders' equity	$91,212	$85,325

Contact
Amy Reilly
617-890-5721
amy.reilly@kaleido.com